Exhibit 13



                                      January 7, 1999

LAMCO Trust I
One Financial Center
Boston, MA 02111

      Re:    Subscription for Shares of Liberty All-Star Growth and Income Fund

Gentlemen:

         The undersigned hereby subscribes to the number indicated below of Class A, B, C and Z shares of beneficial interest, without par value, in Liberty All-Star Growth and Income Fund (the "Fund"), a series of LAMCO Trust (the "Trust"), for a subscription price of $10 per share:

         1,000 Class A Shares
         1,000 Class B Shares
         1,000 Class C Shares
         7,000 Class Z Shares

         This subscription shall be payable and the shares subscribed for shall be issued on or before the day on which the Registration Statement of the Trust becomes effective under the Securities Act of 1933. This subscription shall be paid in cash.

         The purchase of the shares of the Fund pursuant to this subscription will be made for investment purposes and not with a view to the distribution of such shares.

         Please indicate your agreement to and acceptance of this subscription by signing below.

                                   Very truly yours:

                                   LIBERTY ASSET MANAGEMENT COMPANY


                                   By:/s/William R. Parmentier
                                      ------------------------------------------
                                         William R. Parmentier, President
Accepted and agreed to as of the
date first above written:

LAMCO Trust I


By: /s/ Richard R. Christensen
    -----------------------------------------------
        Richard R. Christensen, President